Press Release	Source: Medistem Laboratories

Medistem Reports 2007 Financial Results

Thursday March 13, 12:44 pm ET

SCOTTSDALE, AZ--(MARKET WIRE)--Mar 13, 2008 -- Medistem Laboratories (OTC BB: MDSM.OB - News) today reported financial results for the year ended December 31, 2007.

The Company reported a net loss of $2,510,000, or $0.02 per share for the year ended December 31, 2007 (which includes non-cash stock based compensation charges of $1,517,000), as compared to a net loss of $3,793,000 or $0.03 per share for the year ended December 31, 2006 (which includes non-cash stock based compensation charges of $2,597,000).

Comparative balance sheets and income statements are enclosed in this release.

Key events in 2007 were as follows:

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We shifted our business focus from global licensing activities to biotech activities aimed at the U.S. market

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We acquired all intellectual property rights to Endometrial Regenerative Cells ("ERC"), a novel source of stem cells derived from menstrual blood.  This technology is the primary focus of our business at this point in time

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We expanded our collaborations with leaders in the field, including individuals from Lawson Health Research Institute, Scripps Research Institute, University of Alberta, Bio-Communications Research Institute, Florida University, and Indiana University

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We renegotiated our license agreement with our Costa Rican licensee to remove funding and day-to-day management obligations to the licensee while still retaining cash flows from the license agreement.  With this modification, the affiliate was deconsolidated in our financial statements effective December 31, 2007.  This modification allows us to focus our efforts on our biotech activities

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We successfully completed our internal control evaluation under the provisions of Section 404 of the Sarbanes Oxley Act of 2002, noting no significant control deficiencies

Neil Riordan, Chief Executive Officer of Medistem, noted, "We are very pleased with the progress we've made in the development of our biotechnology programs. Our lead program involving the ERC cell is showing a great deal of promise and we are excited about its potential application to a wide variety of diseases."

Steve Rivers, Chief Financial Officer, said, "We have not needed a capital raise in almost two years. While we will need to access the capital markets to advance our biotech activities, our investors can feel confident that they are investing in a company that does not carelessly dilute its shareholder base. Further the successful completion of our internal control evaluation without any significant control deficiencies is evidence of the strength of our management team and its commitment to building a strong foundation for growth and discovery."

About Medistem Laboratories, Inc.

Medistem Laboratories is a biotechnology company founded to develop and commercialize technologies related to adult stem cell extraction, manipulation, and use for treating inflammatory and degenerative diseases. The company's lead product is a "universal donor" stem cell derived from the menstrual blood that possesses the ability to differentiate into all major tissue types of the body, produce high amounts of growth factors, and has astonishing replicative ability. Due to Medistem's relationships and collaborative efforts with respected institutions, Medistem believes it is well positioned to be a leading developer of adult stem cell products.

Cautionary Statement

This document does not constitute an offer to sell or a solicitation of an offer to buy any of our securities. This document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include projections of matters that affect revenue, the ability to develop or license certain technologies; operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: technology development limitations, intense competition, risk of business interruption, management of rapid growth, need for additional financing, regulatory approvals and requirements, dependence on key personnel and research, management and other administrative costs.

These factors are discussed in greater detail in the company's quarterly and annual periodic reports, all as filed with the Securities and Exchange Commission.

Medistem Laboratories, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006

Assets

Cash and equivalents	$179,451	$986,009
Restricted cash	31,000	-
Short-term investments	-	20,000
Royalties receivable, net of withholding tax payable	191,757	-
Prepaid expenses and other current assets	52,421	23,940
Total current assets	454,629	1,029,949
Property and equipment, net	24,307	656,564
Intangible assets	3,566	3,566
Other amounts due from licensee	695,127	-
Other assets	-	86,900
Total assets	$1,177,629	$1,776,979

Liabilities and Stockholders' Equity

Accounts payable	$16,523	$162,014
Accrued expenses	19,652	12,847
Due to affiliate	21,100	-
Deferred revenue	-	15,000
Other liabilities	78,032	65,265
Total current liabilities	135,307	255,126
Total liabilities	135,307	255,126

Stockholders' equity:
Series A convertible preferred stock, $0.0001 par value,
no stated interest rate or dividend preference, liquidation
preference of $0.35 per share or $1,800,000 aggregate,
200,000,000 shares authorized, 4,571,429 and 5,142,858
shares issued and outstanding	457	514
Common stock, $0.0001 par value, 300,000,000 shares
authorized, 133,527,122 and 130,680,693 shares issued
and outstanding	13,352	13,068
Paid-in capital	10,260,258	8,230,271
Accumulated deficit	(9,231,745)	(6,722,000)
Total stockholders' equity	1,042,322	1,521,853

Total liabilities and stockholders' equity	$1,177,629	$1,776,979

Note:  2006 includes the assets and liabilities of ICM, an entity that was deconsolidated at December 31, 2007

Medistem Laboratories, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2007	2006

Revenues	$2,503,456	$319,408
Cost of services	1,503,797	942,597
Gross profit	999,659	(623,189)
Operating expenses:
Research and development	642,759	116,398
Professional fees	504,740	489,278
General and administrative	2,330,373	2,491,211

Total operating expenses	3,477,872	3,096,887

Operating loss	(2,478,213)	(3,720,076)
Other income (expense):
Interest expense	(772)	(692)
Interest income	22,951	42,545
Other income (expense)	(13,850)	(114,706)

Total other income (expense)	8,329	(72,853)

Loss before income tax provision and minority interests	(2,469,884)	(3,792,929)
Minority interest in subsidiary through date of deconsolidation	(27,868)	-
Income tax provision	(11,993)	(50)
Net loss	(2,509,745)	(3,792,979)
Less: Accretion of beneficial conversion
feature relating to convertible
preferred stock	-	(489,953)
Net loss available to common stockholders	$(2,509,745)	$(4,282,932)

Net loss per share:
Basic	$(0.02)	$(0.03)
Diluted	$(0.02)	$(0.03)

Weighted average common shares outstanding
Basic	128,428,326	127,141,868
Diluted	128,428,326	127,141,868

Contact:

     Medistem Laboratories, Inc.

     Chris McGuinn

     602-318-3535

     http://www.medisteminc.com

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Source: Medistem Laboratories